Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)
Exhibit. Supplemental Consolidating Financial Information
The following tables present the consolidating condensed balance sheets as of March 31, 2023 and December 31, 2022, consolidating condensed statements of operations for the three months ended March 31, 2023 and 2022, cash flows for the three months ended March 31, 2023 and 2022, and Adjusted EBITDA for the three months ended March 31, 2023 of Caesars Resort Collection, LLC (“CRC”), as it consolidates into CEI as a wholly-owned subsidiary. “Other Operations, Eliminations” presents the operations of CEI’s other subsidiaries, including eliminations of intercompany transactions.
The consolidating condensed balance sheets as of March 31, 2023 and December 31, 2022 are as follows:

	March 31, 2023			December 31, 2022
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated	CRC	Other Operations, Eliminations	CEI Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$468	$497	$965	$432	$606	$1,038
Restricted cash	24	131	155	15	116	131
Accounts receivable, net	409	134	543	463	148	611
Inventories	44	13	57	45	14	59
Prepayments and other current assets	203	88	291	171	92	263
Total current assets	1,148	863	2,011	1,126	976	2,102
Investments in and advances to unconsolidated affiliates	—	91	91	—	94	94
Property and equipment, net	11,545	3,063	14,608	11,540	3,058	14,598
Goodwill	9,014	1,990	11,004	9,014	1,990	11,004
Intangible assets other than goodwill	3,130	1,548	4,678	3,149	1,565	4,714
Other assets, net	1,495	(538)	957	1,482	(467)	1,015
Total assets	$26,332	$7,017	$33,349	$26,311	$7,216	$33,527
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$197	$88	$285	206	$108	$314
Accrued interest	106	146	252	120	198	318
Accrued other liabilities	965	807	1,772	1,070	858	1,928
Due to affiliates	1,476	(1,476)	—	1,481	(1,481)	—
Current portion of long-term debt	2	66	68	$67	41	108
Total current liabilities	2,746	(369)	2,377	2,944	(276)	2,668
Long-term financing obligation	11,398	1,250	12,648	11,364	1,246	12,610
Long-term debt	1,024	11,880	12,904	5,173	7,486	12,659
Long-term debt to related party	4,435	(4,435)	—	15	(15)	—
Deferred income taxes	1,424	(493)	931	1,518	(531)	987
Other long-term liabilities	432	422	854	427	425	852
Total liabilities	21,459	8,255	29,714	21,441	8,335	29,776
STOCKHOLDERS' EQUITY:
Caesars stockholders’ equity	4,861	(1,264)	3,597	4,858	(1,145)	3,713
Noncontrolling interests	12	26	38	12	26	38
Total stockholders’ equity	4,873	(1,238)	3,635	4,870	(1,119)	3,751
Total liabilities and stockholders’ equity	$26,332	$7,017	$33,349	$26,311	$7,216	$33,527

Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)
The consolidating condensed statements of operations for the three months ended March 31, 2023 and 2022 are as follows:

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated	CRC	Other Operations, Eliminations	CEI Consolidated
REVENUES:
Casino	$958	$627	$1,585	$972	$320	$1,292
Food and beverage	363	64	427	289	50	339
Hotel	450	53	503	335	48	383
Other	269	46	315	242	36	278
Net revenues	2,040	790	2,830	1,838	454	2,292
EXPENSES:
Casino	458	370	828	454	610	1,064
Food and beverage	209	42	251	167	35	202
Hotel	115	22	137	96	19	115
Other	100	7	107	83	5	88
General and administrative	339	170	509	325	174	499
Corporate	76	3	79	67	2	69
Depreciation and amortization	223	77	300	218	82	300
Transaction and other operating costs. net	9	7	16	4	(39)	(35)
Total operating expenses	1,529	698	2,227	1,414	888	2,302
Operating income (loss)	511	92	603	424	(434)	(10)
OTHER EXPENSE:
Interest expense, net	(404)	(190)	(594)	(380)	(172)	(552)
Loss on extinguishment of debt	(197)	—	(197)	—	—	—
Other income (loss)	—	3	3	22	(18)	4
Total other expense	(601)	(187)	(788)	(358)	(190)	(548)
Income (loss) from continuing operations before income taxes	(90)	(95)	(185)	66	(624)	(558)
Benefit for income taxes	24	25	49	(10)	117	107
Loss from continuing operations, net of income taxes	(66)	(70)	(136)	56	(507)	(451)
Discontinued operations, net of income taxes	—	—	—	(1)	(228)	(229)
Net loss	(66)	(70)	(136)	55	(735)	(680)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—
Net loss attributable to Caesars	$(66)	$(70)	$(136)	$55	$(735)	$(680)

Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)
The consolidating condensed statements of cash flows for the three months ended March 31, 2023 and 2022 are as follows:

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated	CRC	Other Operations, Eliminations	CEI Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$192	$(18)	$174	$85	$(331)	$(246)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(186)	(86)	(272)	(137)	(73)	(210)
Proceeds from sale of businesses, property and equipment, net of cash sold	1	—	1	3	—	3
Proceeds from the sale of investments	—	—	—	—	27	27
Proceeds from insurance related to property damage	—	—	—	—	27	27
Other	40	—	40	—	(6)	(6)
Net cash used in investing activities	(145)	(86)	(231)	(134)	(25)	(159)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt and revolving credit facilities	4,420	280	4,700	—	475	475
Repayments of long-term debt and revolving credit facilities	(4,420)	(210)	(4,630)	(16)	(476)	(492)
Financing obligation payments	(1)	—	(1)	—	—	—
Debt issuance and extinguishment costs	—	(79)	(79)	—	—	—
Taxes paid related to net share settlement of equity awards	—	(13)	(13)	—	(20)	(20)
Net cash used in financing activities	(1)	(22)	(23)	(16)	(21)	(37)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Cash flows from operating activities	—	—	—	—	(13)	(13)
Cash flows from investing activities	—	—	—	—	(39)	(39)
Cash flow from financing activities	—	—	—	—	—	—
Net cash from discontinued operations	—	—	—	—	(52)	(52)
Effect of foreign currency exchange rates on cash	—	—	—	—	(9)	(9)
Decrease in cash, cash equivalents and restricted cash	46	(126)	(80)	(65)	(438)	(503)
Cash, cash equivalents and restricted cash, beginning of period	448	855	1,303	527	1,494	2,021
Cash, cash equivalents and restricted cash, end of period	$494	$729	$1,223	$462	$1,056	$1,518

Supplemental Consolidating Financial Information
Caesars Resort Collection, LLC
(Unaudited)
The reconciliations of net income (loss) attributable to Caesars to Adjusted EBITDA for the three months ended March 31, 2023 are as follows:

	Three Months Ended March 31, 2023
(In millions)	CRC	Other Operations, Eliminations	CEI Consolidated
Net loss attributable to Caesars	$(66)	$(70)	$(136)
Benefit for income tax	(24)	(25)	(49)
Other income	—	(3)	(3)
Loss on extinguishment of debt	197	—	197
Interest expense, net	404	190	594
Depreciation and amortization	223	77	300
Transaction costs and other, net	18	10	28
Stock-based compensation expense	27	—	27
Adjusted EBITDA	$779	$179	$958